Exhibit 1.1

THIS AMENDMENT AGREEMENT (the “Agreement”), dated as of January 14, 2014, is entered into by and between Celsion Corporation (the “Company”) and H.C. Wainwright & Co., LLC (“HCW”). Defined terms not otherwise defined herein shall have the meanings set forth in the Engagement Agreement (as defined below).

WHEREAS, pursuant to an engagement agreement dated May 30, 2013, the Company engaged HCW as its exclusive investment bank (as amended to date, the “Engagement Agreement”);

WHEREAS, the Company and HCW wish to amend the terms of the Engagement Agreement to extend the term of HCW’s exclusive engagement thereunder through June 30, 2014.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each party hereby agrees as follows:

1.     Amendments. The first sentence of Section B which currently reads “The term (the “Term”) of HCW’s exclusive engagement will begin on the date hereof and end on December 31, 2013”, is hereby amended and replaced in its entirety with the following:

“The term (the “Term”) of HCW’s exclusive engagement will begin on the date hereof and end on June 30 2014.”

2.     Miscellaneous. Except as expressly set forth above, all of the terms and conditions of the Engagement Agreement shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein. This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

CELSION CORPORATION

By:/s/Jeffrey Church

Name: Jeffrey Church

Title: Senior Vice President and Chief Executive Officer

H.C. Wainwright & Co., LLC

By:/s/Mark W. Viklund

Name: Mark W. Viklund

Title: CEO